Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of QXO, Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of QXO, Inc. and TopBuild Corp., which is part of the Registration Statement, of our written opinion, dated April 18, 2026, appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of QXO’s Financial Advisor”, “Risk Factors—Risks Relating to the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the QXO Board and Reasons for the Mergers”, “The Mergers—Opinion of QXO’s Financial Advisor” and “The Mergers—Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jan Lennertz
Name:	Jan Lennertz
Title:	Managing Director

May 15, 2026